UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AmTrust Financial Services, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3106389
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

59 Maiden Lane, 6th Floor, New York, New York 10038
(Address of Principal Executive Offices, Including Zip Code)

AmTrust Financial Services, Inc.
2010 Omnibus Incentive Plan
(Full Title of the Plan)

Stephen B. Ungar, Esq.
General Counsel and Secretary
AmTrust Financial Services, Inc.
59 Maiden Lane, 6th Floor
New York, New York 10038
(212) 220-7120

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐      Accelerated filer  ☑          Non-accelerated filer  ☐      Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee

Common Stock, $0.01 par value	6,045,511 shares	$13.72	$82,944,411	$5,914

(1)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.  The fee with respect to the shares of Common Stock registered on this registration statement is based on the average of the high and low sale prices on May 14, 2010 of the Common Stock as reported on the NASDAQ Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the AmTrust Financial Services, Inc. 2010 Omnibus Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, will constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated herein by reference.  All reports and other documents subsequently filed by AmTrust Financial Services, Inc. (the “Company”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2009;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on March 3, 2010 and March 5, 2010; and

(d)
The description of the Company’s Common Stock, $0.01 par value, set forth in the Company’s Registration Statement on Form S-1/A (File No. 333- 134960) filed with the Commission on November 8, 2006 and declared effective by the Commission on November 9, 2006, including any amendment or report filed for the purpose of updating that description.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Stephen B. Ungar, who rendered the opinion as to the legality of the Company’s Common Stock to be issued pursuant to this registration statement, is employed by the Company as General Counsel and Secretary. Mr. Ungar is the beneficial owner of 1,100 shares of the Company’s Common Stock and of options to purchase 110,000 shares of the Company’s Common Stock (which includes options that are not yet exercisable).

Item 6.	Indemnification of Directors and Officers.

Amended and Restated Certificate of Incorporation

Article XI of the Company’s Amended and Restated Certificate of Incorporation provides that a director will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporate Law (“DGCL”) for unlawful payment of dividends or improper redemption of stock or (4) for any transaction from which the director derived an improper personal benefit.  In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided for in the Company’s Amended and Restated Certificate of Incorporation, will be limited to the fullest extent permitted by the amended DGCL.

DGCL

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for the expenses which the court shall deem proper.

Section 145 further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; the right to indemnification and advancement of expenses arising under a provision of the certificate of incorporation or bylaws shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or commission explicitly authorizes such elimination or impairment after such act or omission has occurred; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another.  Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by the person in any such capacity or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liabilities under Section 145, including liabilities under the Securities Act.

Insurance

The Company has obtained directors’ and officers’ insurance to cover its directors, officers and some of its employees for certain liabilities incurred in their capacities as such.

Indemnification Agreements

The Company has entered into written indemnification agreements with each of its directors and executive officers (a form of which is filed as Exhibit 10.12 to the Company’s registration statement on Form S-1 (No. 333-134960) filed on June 12, 2006). Under these agreements, if an officer or director makes a claim of indemnification to the Company, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the director or officer has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) the Company to indemnify the director or officer.

The foregoing represents a summary of the general effect of the Company’s Amended and Restated Certificate of Incorporation, the DGCL, the Company’s insurance coverage and the indemnification agreements for purposes of general description only.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this registration statement are listed in the Exhibit Index and are incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seven Hills, State of Ohio, on May 19, 2010.

AMTRUST FINANCIAL SERVICES, INC.

By:	/s/ Ronald E. Pipoly, Jr.
Ronald E. Pipoly, Jr.
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

	Name	Title

	/s/ Barry D. Zyskind*	Chief Executive Officer, President and Director
	Barry D. Zyskind	(principal executive officer)

	/s/ Ronald E. Pipoly, Jr.	Chief Financial Officer
	Ronald E. Pipoly, Jr.	(principal financial and accounting officer)

	/s/ Michael Karfunkel*	Chairman of the Board
Michael Karfunkel

	/s/ Donald T. DeCarlo*	Director
Donald T. DeCarlo

	/s/ Susan C. Fisch*	Director
Susan C. Fisch

	/s/ Abraham Gulkowitz*	Director
Abraham Gulkowitz

	/s/ George Karfunkel*	Director
George Karfunkel

	/s/ Jay J. Miller*	Director
Jay J. Miller

*By:	/s/ Stephen Ungar
Stephen Ungar
Attorney-In-Fact

May 19, 2010

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (No. 333-134960) filed on June 12, 2006)

4.2	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (No. 333-134960) filed on June 12, 2006)

4.3	AmTrust Financial Services, Inc. 2010 Omnibus Incentive Plan (incorporated by reference to Appendix B to the Company’s definitive proxy statement on Schedule 14A filed on April 1, 2010)

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney